Exhibit (a)(1)(A)

Offer to Purchase for Cash

Up to 750,000 Class A Units

of

ML MACADAMIA ORCHARDS, L.P.

at

$2.20 Net Per Class A Unit

by

CRESCENT RIVER AGRICULTURE LLC

a wholly owned subsidiary of

CRESCENT RIVER LLC

a company owned by Farhad Fred Ebrahimi

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 12, 2009, UNLESS THE OFFER IS EXTENDED.

Crescent River Agriculture LLC, a Colorado limited liability company (“Crescent”) and wholly owned subsidiary of Crescent River LLC, a Wyoming limited liability company (“Parent”), is offering to purchase up to a total of 750,000 Class A Units of ML Macadamia Orchards, L.P. (“ML Macadamia” or the “Partnership”), for $2.20 per Class A Unit, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which together, as they may be amended or supplemented from time to time, constitute the “Offer.” Parent is wholly owned by Farhad Fred Ebrahimi. All references in this offer to purchase, “we,” “our” or “us” refer to Crescent, Parent and/or Mr. Ebrahimi, as the context requires.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF CLASS A UNITS BEING TENDERED. THE OFFER IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 12 – “CONDITIONS TO THE OFFER.”

The Class A Units are listed and traded on the OTC under the symbol NNUT. On October 1, 2009, the most recent practicable date before printing this document, the last reported sales price of the Class A Units on the OTC was $2.05 per unit. Unitholders are urged to obtain current market quotations for the Class A Units before deciding whether to tender Class A Units in the Offer.

The Information Agent for this offer is:

The date of this Offer to Purchase is October 7, 2009.

IMPORTANT

If you desire to tender all or any portion of your Class A Units to us pursuant to the Offer, you should either:

•

Complete and sign the Letter of Transmittal (the blue document enclosed with this Offer to Purchase) in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust & Company, LLC, the depositary for the Offer (the “Depositary”), and either deliver your certificates for your Class A Units to the Depositary along with the Letter of Transmittal or deliver your Class A Units in accordance with the procedure for book-entry transfer set forth in Section 2 – “Procedures for Tendering Class A Units,” in each case before the expiration of the Offer; or

•

Request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Class A Units registered in the name of a broker, dealer, commercial bank, trust company or other nominee, then you must contact that person in order to tender your Class A Units to us pursuant to the Offer.

If you want to tender your Class A Units, but (i) your certificates for such Class A Units are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (ii) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (iii) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you can still tender your Class A Units if you comply with the guaranteed delivery procedures in Section 2 – “Procedure for Tendering Shares.”

We are not making the Offer to, and will not accept any tendered Class A Units from, unitholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to unitholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Class A Units in the Offer. We have also not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase. If anyone makes any recommendation or gives any such information or representation, you must not rely upon such recommendation, information or representation as having been authorized by us.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Georgeson, Inc. (the “Information Agent”) at the address and telephone number on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust companies or other nominee for assistance.

i

SUMMARY TERM SHEET

The following summary highlights selected information from this Offer to Purchase. We urge you to read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal carefully, because the information in the summary is not complete and the remainder of this Offer to Purchase and the Letter of Transmittal contain important information.

Securities Sought	Up to 750,000 Class A Units of ML Macadamia Orchards, L.P.

Price Offered Per Unit	$2.20 per Class A Unit, in cash, without interest and less applicable withholding taxes

Scheduled Expiration of Offer	Thursday, November 12, 2009

Purchaser	Crescent River Agriculture LLC

Who is offering to buy my Class A Units?

Our name is Crescent River Agriculture LLC. Crescent is a Colorado limited liability company formed for the purpose of acquiring the Class A Units. Crescent is a wholly owned subsidiary of Crescent River LLC, a privately held Wyoming limited liability company whose principal business is buying, selling and holding selected equity securities. Farhad Fred Ebrahimi is the sole owner of Crescent River LLC. See Section 9 – “Information Concerning the Purchaser and Its Affiliates.”

We presently beneficially own or control 2,646,088 Class A Units, which represents approximately 35% of the outstanding Class A Units. If we purchase 750,000 Class A Units in the Offer, we would own 3,396,088 Class A Units, representing approximately 45% of the outstanding Class A Units.

Why are you making the Offer?

We are making the Offer because we believe that the Partnership is an attractive investment. We have been unable to purchase as many Class A Units in the market as we would like due to the relatively low trading volume. The Offer will provide liquidity to those unitholders desiring to sell, while allowing us to increase our ownership interest in the Partnership. Moreover, ML Macadamia has over 5,000 registered holders of its Class A Units, many of whom own less than 100 units. The expenses of ML Macadamia include the preparation of K-1’s for its unitholders for federal income tax purposes. Reducing the number of holders of Class A Units will reduce the operating costs for ML Macadamia. As a 35% unitholder (45% following the Offer), a proportionate amount of such cost savings will inure to our benefit. See Section 11 – “Background and Purpose of the Offer; Plans for ML Macadamia.”

How many Class A Units are you seeking in the Offer?

We will purchase up to 750,000 Class A Units. This offer is not conditioned on any minimum number of Class A Units being tendered. See “Introduction” and Section 1 – “Terms of the Offer; Proration.”

How much are you offering to pay and what will be the form of payment?

We are offering to pay you $2.20 per Class A Unit. We will pay the purchase price for the Class A Units we purchase in cash, without interest and less any applicable withholding taxes, promptly following expiration of this Offer. We will not pay interest on the purchase price, even if there is a delay in making payment.

Will I have to pay brokerage commissions if I tender my Class A Units?

If you are the record owner of your Class A Units and you tender your Class A Units directly to the Depositary, you will not have to pay brokerage commissions or similar expenses. If you hold your Class A Units through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your Class A Units on your behalf, that person may charge you a fee. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 1 – “Terms of the Offer; Proration.”

What happens if unitholders tender more Class A Units than you are willing to buy?

We are offering to purchase 750,000 Class A Units. If unitholders tender more than 750,000 Class A Units, we presently intend to purchase up to an additional 150,000 Class A Units (2% of the outstanding Class A Units), which is the amount we may purchase without extending the Offer. We may also amend the Offer to purchase more Class A Units. If unitholders tender more than the number of Class A Units that we are willing to buy, we will purchase Class A Units on a pro rata basis. This means that we will purchase from you the number of Class A Units calculated by multiplying the number of Class A Units you properly tendered by a proration factor. The proration factor will equal the number of Class A Units we are willing to buy divided by the total number of Class A Units properly tendered by all unitholders. For example, if we agree to buy 750,000 Class A Units and 1,500,000 Class A Units are tendered, we will purchase 50% of the number of Class A Units that you tender. We will make adjustments to avoid purchases of fractional Class A Units. For information about the terms of our offer, see Section 1 – “Terms of the Offer; Proration.”

If you prorate, when will I know how many Class A Units will actually be purchased?

If proration of tendered Class A Units is required, we do not expect to announce the final results of proration or pay for any Class A Units until at least five trading days after the expiration date of the Offer. This is because we will not know the precise number of Class A Units properly tendered until all supporting documentation for those tenders are reviewed and guaranteed deliveries are made. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Class A Units may obtain this preliminary information from the Information Agent at its telephone number set forth on the back cover of this Offer to Purchase.

Do you have the financial resources to make payment?

We intend to use approximately $1.65 million of cash to fund our acquisition of up to 750,000 Class A Units. See Section 10 – “Source and Amount of Funds.” As of August 31, 2009, Crescent River Agriculture LLC had total assets of $10 million in cash. See also, the Balance Sheet included herewith.

How long do I have to tender my Class A Units?

You may tender your Class A Units until the Offer expires. The Offer will expire on November 12, 2009, at 11:59 p.m. unless we extend it. If a broker, dealer, commercial bank, trust company or other nominee holds your Class A Units, it is likely that they have an earlier deadline for you to instruct them to tender Class A Units on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. If you cannot deliver everything that we require in order to make a proper tender by that time, you may be able to use a guaranteed delivery procedure. The guaranteed delivery procedure is discussed in Section 1 – “Terms of the Offer; Proration” and Section 2 – “Procedure for Tendering Class A Units – Guaranteed Delivery.”

Can the Offer be extended and under what circumstances?

We may elect to extend our Offer at any time and for any reason. See Section 1 – “Terms of the Offer; Proration.”

How will I be notified if the Offer is extended?

If we extend our Offer, we will make a public announcement of the extension and the new expiration time. The announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which our Offer was scheduled to expire. See Section 1– “Terms of the Offer; Proration.”

What are the most important conditions to the Offer?

Our obligation to accept and pay for your tendered Class A Units depends upon the conditions set forth in Section 12 – “Conditions to Offer” (any of which may be waived by us), including but not limited to:

•	any change or prospective change in the affairs of ML Macadamia that, in our reasonable judgment, has a materially adverse effect on ML Macadamia or us;

•	the threat or existence of litigation that seeks to challenge or delay the Offer or that adversely affects our Offer or our ability to exercise ownership rights with respect to the Class A Units;

•	the existence of any law limiting our ability to consummate the Offer;

•	a general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of our bank or other banks in the United States, whether or not mandatory;

•

a 10% change in United States currency exchange rates or a 10% or greater decrease in the market price for the Class A Units or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on September 30, 2009; or

•

the commencement or escalation of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States.

How do I tender my Class A Units?

To tender Class A Units, you must deliver various documents to the Depositary for the Offer, prior to the expiration of the Offer. These documents include a properly completed and duly executed Letter of Transmittal (the blue document enclosed) or in the case of a book-entry transfer, an “agent’s message,” and certificates representing Class A Units or, in the case of tendered Class A Units delivered by book-entry transfer, a book-entry confirmation of that delivery. If your Class A Units are held through a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that nominee to tender the Class A Units for you or comply with the guaranteed delivery procedure outlined in Section 2 – “Procedure for Tendering Class A Units.”

Until what time can I withdraw previously tendered Class A Units?

You can withdraw Class A Units at any time prior to the expiration date of the Offer. See Section 1 – “Terms of the Offer; Proration” and Section 3 – “Withdrawal Rights.”

How do I withdraw previously tendered Class A Units?

To withdraw Class A Units, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Class A Units. If you have tendered your Class A Units by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Class A Units. See Section 1 – “Terms of the Offer; Proration” and Section 3 – “Withdrawal Rights.”

If I decide not to tender, how will the Offer affect me?

If you decide not to tender your Class A Units, you will still own the same amount of Class A Units, and ML Macadamia will still be a public company traded on the OTC. See Section 7 – “Effect of the Offer on the Market for the Class A Units.”

Do I have appraisal or dissenter’s rights?

There are no appraisal or dissenter’s rights available in connection with our offer.

What does the general partner of ML Macadamia Orchards, LP think of the offer?

The board of directors of the general partner of ML Macadamia Orchard is required by law to communicate its views regarding the tender offer to ML Macadamia Orchard unitholders no later than ten business days from the date the offer is commenced.

What is the market value of my Class A Units as of a recent date?

On October 1, 2009, the most recent practicable date before printing this document, the last reported sales price of the Class A Units on the OTC was $2.05 per Class A Unit. We advise you to obtain a recent price quotation for Class A Units before deciding whether to tender your Class A Units. See Section 6 – “Price Range of the Class A Units; Dividends.”

What are the U.S. federal income tax consequences of tendering Class A Units in the Offer?

Your receipt of cash for Class A Units properly tendered in the Offer will be a taxable transaction for U.S. federal income tax purposes. Generally, you will recognize gain or loss in an amount equal to the difference between the cash that you receive in our Offer and your adjusted tax basis in the Class A Units that you surrender in our Offer. That gain or loss will be a capital gain or loss if the Class A Units are capital assets in your hands and if you meet certain additional requirements. Any capital gain or loss will be long-term capital gain or loss if you have held the Class A Units for more than one year at the time our Offer is completed. The tax consequences of the Offer to you may vary depending on your particular circumstances. For a summary of the federal income tax consequences of the Offer, see Section 5 – “U.S. Federal Income Tax Consequences.” We recommend that you consult with your own tax advisor regarding the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

Who can I talk to if I have questions about the Offer?

You may call Georgeson, Inc., which is acting as the information agent for the Offer. Banks and brokers may call collect at (212) 440-9800. All others may call toll free at (877) 901-6134. See the back cover of this Offer to Purchase.

To the Holders of Class A Units of ML Macadamia Orchards, LP:

INTRODUCTION

This offer is being made by Crescent River Agriculture LLC, a Colorado limited liability company (“Crescent”), and wholly owned subsidiary Crescent River LLC, a Wyoming limited liability company (“Parent”), to purchase up to 750,000 of the outstanding Class A Units (the “Class A Units”) of ML Macadamia Orchards, LP, a Delaware publicly traded partnership (“ML Macadamia” or the “Partnership”), at a purchase price of $2.20 per Class A Unit, net to the seller in cash, without interest and less any applicable withholding taxes, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, collectively constitute the “Offer”). Parent is wholly owned by Farhad Fred Ebrahimi. All references to “we,” “our, or “us” refer to Crescent, Parent and/or Mr. Ebrahimi as the context requires. All references in this Offer to Purchase to Class A Units include “Depositary Units” and “Depositary Receipts” as those terms are defined in the Amended and Restated Agreement of Limited Partnership of ML Macadamia Orchards L.P. filed as Exhibit 10.60 to the Form 8-K filed by the Partnership on March 17, 2008. In this Offer to Purchase, references to sections are to sections hereof unless otherwise indicated.

Tendering unitholders whose Class A Units are registered in their own names and who tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of Class A Units by us under the Offer. If you own your Class A Units through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your Class A Units on your behalf, that person may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. We will pay all fees and expenses of the Depositary and Georgeson, Inc., which is acting as the information agent for the Offer (the “Information Agent”), that are attributable to the Offer. See Section 14 of this Offer to Purchase, “Fees and Expenses.”

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF CLASS A UNITS BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR CLASS A UNITS VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 12 – “CONDITIONS TO THE OFFER.”

The board of directors of the general partner of ML Macadamia is required by law to communicate its views regarding the Offer to the Partnership’s unitholders in a Solicitation/Recommendation Statement on Schedule 14D-9 to be filed with the Securities Exchange Commission (the “SEC”) within ten business days from the date the Offer is commenced. Unitholders are urged to read the Schedule 14D-9 carefully and in its entirety when it becomes available. Brad Nelson, an employee of a company owned by Mr. Ebrahimi, was elected to the board of directors of the general partner effective October 1, 2009. Mr. Nelson will not participate in any decision or recommendation made by the board of directors of the general partner of the Partnership regarding the Offer. See Section 9 – “Information Concerning the Purchaser and its Affiliates.”

According to the Partnership’s Form 10-K for the year ended December 31, 2008, there were 7,500,000 Class A Units outstanding as of December 31, 2008.

Section 5 –“U.S. Federal Income Tax Consequences” describes various United States federal income tax consequences of a sale of Class A Units under the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION REGARDING THE OFFER.

THE TENDER OFFER

Section 1	Terms of the Offer; Proration

Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase up to 750,000 Class A Units in the aggregate that are validly tendered prior to the expiration date (as hereinafter defined) and not withdrawn in accordance with Section 3 –“Withdrawal Rights” – at a price of $2.20 per Class A Unit, net to the seller in cash. The term “expiration date” means 11:59 p.m., New York City time, on November 12, 2009, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer is open, in which event the term “expiration date” will mean the latest time and date on which the Offer, as so extended by us, will expire. For purposes of this Offer, the term “business day” means any day other than Saturday, Sunday or any U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight New York City time, and the term “trading day” means any day on which the NASDAQ is open for business.

If more than 750,000 Class A Units are validly tendered prior to the expiration date, and not withdrawn, we presently intend to purchase up to an additional 150,000 Class A Units (2% of the outstanding Class A Units), which is the amount we may purchase without extending the Offer. We may also amend the Offer to purchase more Class A Units. If more Class A Units are validly tendered than we are willing to purchase, we will, upon the terms and subject to the conditions of the Offer, purchase Class A Units on a pro rata basis (with adjustments to avoid purchases of fractional Class A Units) based upon the number of Class A Units validly tendered by the expiration date and not withdrawn. If proration of tendered Class A Units is required, because of the difficulty of determining the precise number of Class A Units properly tendered and not withdrawn, we do not expect to announce the final results of proration or pay for any Class A Units until at least five trading days after the expiration date. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Class A Units may obtain such preliminary information from the Information Agent at its telephone number on the back cover of this Offer to Purchase. All Class A Units not accepted for payment due to an oversubscription will be returned to the unitholder or, in the case of tendered Class A Units delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, in each case, in accordance with the procedure described in Section 4 – “Acceptance for Payment and Payment.”

We reserve the right to increase or decrease the number of Class A Units we are seeking in the Offer, subject to applicable laws and regulations as described below.

Subject to the terms of the applicable rules and regulations of the SEC, we reserve the right, but will not be obligated at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 12, “Conditions to the Offer” shall have occurred, to:

•

extend the Offer beyond the then scheduled expiration date, and thereby delay acceptance for payment of and payment for any Class A Units, by giving oral or written notice of that extension to the Depositary; and

•	amend the Offer in any other respect by giving oral or written notice of that amendment to the Depositary.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED CLASS A UNITS, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH CLASS A UNITS.

There can be no assurance that we will exercise our right to extend the Offer.

If by 11:59 p.m., New York City time, on Thursday, November 12, 2009 (or any date or time then set as the expiration date), any or all of the conditions to the Offer has or have not been satisfied or waived, we reserve the right (but shall not be obligated except as described in this Section 1), subject to the applicable rules and regulations of the SEC: (i) to terminate the Offer and not accept for payment or pay for any Class A Units and return all tendered Class A Units to tendering unitholders; (ii) to waive all the unsatisfied conditions and accept for payment and pay for all Class A Units validly tendered prior to the expiration date and not theretofore withdrawn; (iii) to extend the Offer and, subject to the right of unitholders to withdraw Class A Units until the expiration date, retain the Class A Units that have been tendered during the period or periods for which the Offer is extended; or (iv) to amend the Offer. There will not be any subsequent offering period.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934 (the “Exchange Act”) requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to unitholders in connection with the Offer be promptly disseminated to unitholders in a manner reasonably designed to inform unitholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If we extend the Offer, we are delayed in accepting for payment or paying for Class A Units, or we are unable to accept for payment or pay for Class A Units pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Class A Units tendered. Such tendered Class A Units may not be withdrawn except as provided in Section 3 – “Withdrawal Rights.” Our reservation of the right to delay acceptance for payment of or payment for Class A Units is subject to applicable law, which requires that we pay the consideration offered or return the Class A Units deposited by or on behalf of unitholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the Offer, or if we waive a material condition to the Offer, we will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in its terms or the information concerning it, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the materiality of the changed terms or information.

If we decide, in our sole discretion, to increase or decrease the consideration offered in the Offer or to change the percentage of Class A Units we are seeking in the Offer, and if, at the time that notice of any such changes is first published, sent or given to holders of Class A Units, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days. If, however, we increase the number of Class A Units we are seeking under the Offer by not more than 2% of the outstanding Class A Units, then pursuant to Rule 14e-1(b) under the Exchange Act, we would not be required to extend the expiration date of the Offer.

We will promptly furnish, at our expense, this Offer to Purchase, the related Letter of Transmittal and other relevant materials to those record holders of Class A Units, beneficial owners, brokers, dealers, commercial banks, trust companies and other persons who request such material from our Information Agent.

Section 2	Procedure For Tendering Class A Units

Valid Tender. For a unitholder to validly tender Class A Units under the Offer (i) the Depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the expiration date of the Offer:

•

a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered Class A Units or, in the case of tendered Class A Units delivered in accordance with the procedures for book-entry transfer we describe below, a “book-entry confirmation” of that delivery (see “Book-Entry Transfer” below); or

(ii) the tendering unitholder must, before the expiration date of the Offer, comply with the guaranteed delivery procedures we describe below.

The valid tender of Class A Units by you by one of the procedures described in this Section 2 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the Class A Units at The Depositary Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Class A Units by causing the book-entry transfer facility to transfer those Class A Units into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of Class A Units may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must still be transmitted to, and received by, the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase prior to the expiration date or the tendering unitholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of Class A Units into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the unitholder tendering Class A Units through the book-entry transfer facility that the unitholder has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that unitholder.

THE METHOD OF DELIVERY OF CLASS A UNITS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING UNITHOLDER. CLASS A UNITS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF YOU PLAN TO MAKE DELIVERY BY MAIL, WE RECOMMEND THAT YOU DELIVER BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND OBTAIN PROPER INSURANCE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for Class A Units tendered thereby if:

•

the “registered holder(s)” of those Class A Units signs that Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on that Letter of Transmittal; or

•	those Class A Units are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered Class A Units will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those Class A Units, and an “eligible institution” is a “financial institution,” (including most commercial banks, savings and loan associations and brokerage houses), that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchanges Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for Class A Units tendered thereby must be guaranteed by an eligible institution. See instructions 1 and 5 to the Letter of Transmittal. If the certificates for Class A Units are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Class A Units not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Class A Units under the Offer and your certificates for Class A Units are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the expiration date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form we provide (the “Notice of Guaranteed Delivery”), is received by the Depositary, as provided below, prior to the expiration date of the Offer; and

•

the Depositary receives, at one of the addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of the Notice of Guaranteed Delivery, either: (i) the certificates representing the Class A Units being tendered together with (1) a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) in the case of any book-entry transfer of the Class A Units being tendered which is effected in accordance with the book-entry transfer procedures we describe above under “Book-Entry Transfer” within the same three-trading day period, (1) either a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, (2) a book-entry confirmation relating to that transfer, and (3) all other required documents.

A notice of Guaranteed Delivery must be delivered to the Depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery that is to be delivered to the Depositary.

Other Requirements. Notwithstanding any other provision hereof, payment for Class A Units accepted for payment under the Offer will in all cases be made only after timely receipt by the Depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those Class A Units;

•

a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent’s message in lieu of a Letter of Transmittal; and

•	any other documents the Letter of Transmittal requires.

Accordingly, tendering unitholders may be paid at different times depending on when certificates representing, or book-entry confirmations respecting, their Class A Units are actually received by the Depositary.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE CLASS A UNITS WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

Appointment.  By executing a Letter of Transmittal, or a facsimile thereof, or, in the case of a book-entry transfer, by delivery of an agent’s message in lieu of a Letter of Transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner the Letter of Transmittal sets forth, each with full power of substitution, to the full extent of your rights with respect to the Class A Units tendered by you and accepted for payment by us and with respect to any and all other Class A Units and other securities or rights issued or issuable in respect of such Class A Units on or after the date of this Offer to Purchase. All these proxies will be considered coupled with an interest in the tendered Class A Units and additional securities attributable thereto. This appointment will be effective when, and only to the extent that, we accept for payment Class A Units tendered by you as provided herein. On that appointment, all prior powers of attorney, proxies and consents you have given with respect to the Class A Units tendered by you and accepted for payment by us and all additional securities attributable thereto will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by you or on your behalf (and, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to those Class A Units and additional securities attributable thereto that you may have in respect of any annual, special or adjourned meeting of the Partnership’s unitholders, actions by written consent without any such meeting or otherwise, as our designees in their sole discretion deem proper.

Tendering Unitholder’s Representation and Warranty.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Class A Units for such person’s own account unless at the time of tender and at the expiration date such person has a “net long position” in (a) the Class A Units that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Class A Units for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into Class A Units (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Class A Units by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Class A Units so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Class A Units made pursuant to any method of delivery set forth herein will constitute the tendering unitholder’s representation and warranty to us that (a) such unitholder has a “net long position” in Class A Units or Equivalent Securities being tendered within the meaning of Rule 14e-4 and (b) such tender of Class A Units complies with Rule 14e-4. Our acceptance for payment of Class A Units tendered pursuant to the Offer will constitute a binding agreement between the tendering unitholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity.  We will decide, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Class A Units, and each such decision will be final and binding. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, Class A Units which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Class A Units of any particular unitholder whether or not we waive similar defects or irregularities in the case of other unitholders. No tender of Class A Units will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering Class A Units to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Backup U.S. Federal Income Tax Withholding.  Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to “backup withholding” at a rate of 28%, unless a unitholder that holds Class A Units:

•	provides a correct taxpayer identification number (which, for an individual unitholder, is the unitholder’s social security number) and any other required information; or

•	is a corporation or other exempt payee and, when required, demonstrates this fact and otherwise complies with the applicable requirements of the backup withholding rules.

A unitholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding with respect to cash payable under the Offer, a unitholder should provide the Depositary with the unitholder’s correct taxpayer identification number and certify that the unitholder is not subject to or is exempt from backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Noncorporate foreign unitholders should complete and sign the appropriate Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See instruction 9 to the Letter of Transmittal. Backup withholding is not an additional tax. Any amount withheld from a payment to you under the backup withholding rules is allowable as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service. You should consult your tax advisor regarding qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Lost Certificates. If the certificates for your Class A Units which you want to tender have been lost, destroyed, stolen, or mutilated, you should promptly notify ML Macadamia’s transfer agent, American Stock Transfer & Trust Company, LLC, at the toll-free number (800) 937-5449. The transfer agent will instruct you as to the steps that must be taken in order to replace the certificates

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF CLASS A UNITS, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PARTIES.

Section 3	Withdrawal Rights

Except as this Section 3 otherwise provides, tenders of Class A Units are irrevocable. You may withdraw Class A Units that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the expiration date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, you may also withdraw your previously tendered Class A Units at any time after December 6, 2009, which is the 60th day after the date of the commencement of the Offer, unless such Class A Units have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the Class A Units to be withdrawn, the number of Class A Units to be withdrawn and the name of the registered holder of the Class A Units to be withdrawn, if different from the name of the person who tendered the Class A Units.

If certificates for Class A Units have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those Class A Units, an eligible institution must guarantee the signatures on the notice of withdrawal.

If Class A Units have been delivered in accordance with the procedures for book-entry transfer described in Section 2 – “Procedure for Tendering Class A Units,” any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Class A Units and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of Class A Units may not be rescinded, and any Class A Units properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Class A Units may be retendered at any time prior to the expiration date by again following one of the procedures described in Section 2 – “Procedure for Tendering Class A Units.”

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Class A Units by any unitholder, whether or not we waive similar defects or irregularities in the case of any other unitholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Section 4	Acceptance for Payment and Payment

On the terms of and subject to the conditions to the Offer, including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment, we will accept for payment and will pay promptly after the expiration date for all Class A Units validly tendered prior to the expiration date and not properly withdrawn in accordance with Section 3 – “Withdrawal Rights” up to a maximum of 750,000 Class A Units. We will decide, in our reasonable discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding. See Section 1 – “Terms of the Offer; Proration” and Section 12 – “Conditions to the Offer.” We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for Class A Units until satisfaction of all conditions to the offer relating to governmental or regulatory approvals. We will effect any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its offer.

In all cases, we will pay for Class A Units we have accepted for payment under the Offer only after timely receipt by the Depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those Class A Units;

•

a Letter of Transmittal, or a facsimile thereof, properly completed and executed with any required signatures thereon or, in the case of a book-entry transfer, an agent’s message in lieu of a Letter of Transmittal; and

•	any other documents the Letter of Transmittal requires.

Accordingly, tendering unitholders may be paid at different times depending on when certificates for Class A Units or book-entry confirmations respecting Class A Units are actually received by the Depositary.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Class A Units properly tendered to us and not withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of those Class A Units. On the terms of and subject to the conditions to the Offer, we will pay for Class A Units we have accepted for payment under the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering unitholders for the purpose of receiving payment from us and transmitting payment to tendering unitholders whose Class A Units we have accepted for payment.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED CLASS A UNITS, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR THOSE CLASS A UNITS. If we are delayed in our acceptance for payment of, or payment for, Class A Units or we are unable to accept for payment or pay for Class A Units under the Offer for any reason, then, without prejudice to our rights under the Offer, but subject to our compliance with Exchange Act Rule 14e-1(c), the Depositary nevertheless may retain tendered Class A Units on our behalf and those Class A Units may not be withdrawn except to the extent tendering unitholders are entitled to exercise, and duly exercise, the withdrawal rights described in Section 3 – “Withdrawal Rights.”

If we do not purchase any tendered Class A Units under the Offer for any reason, then, as promptly as practicable following the expiration or termination of the Offer and at no expense to tendering unitholders:

•	the Depositary will return certificates it has received respecting tendered Class A Units to the person who delivered those certificates to the Depositary; and

•

in the case of tendered Class A Units delivered by book-entry transfer into the Depositary’s account at the book-entry transfer facility in accordance with the procedures described in Section 2 – “Procedure for Tendering Class A Units,” those Class A Units will be credited to the account at the book-entry transfer facility from which that transfer had been previously made.

Section 5	U.S. Federal Income Tax Consequences

The following summary is a description of certain United States federal income tax consequences relating to the participation by a ML Macadamia unitholder in the Offer. If you are considering participating in the Offer, you should consult your own tax advisor regarding the application of United States federal income tax laws, as well as the application of any state, local or foreign tax laws, to your particular situation.

Taxable Transaction.  Your receipt of cash for Class A Units in our transaction will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), and also may be a taxable transaction under applicable state, local or foreign income or other tax laws.

Generally, for U.S. federal income tax purposes, you will recognize gain or loss equal to the difference between the amount of cash you receive in the Offer and your adjusted tax basis in the Class A Units for which you received that cash. Gain or loss will be calculated separately for each block of Class A Units tendered and purchased under the Offer.

If you hold Class A Units as capital assets, the gain or loss you recognize will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the Class A Units exceeds one year. If you are an individual, long-term capital gains will be subject to a maximum federal income tax rate of 15% (5% for individuals in the 10% or 15% tax bracket). Under present law, the ability to use capital losses to offset ordinary income is limited. You should consult your tax advisor in this regard.

The foregoing discussion may not be applicable with respect to (1) Class A Units received on the exercise of employee options or otherwise as compensation or (2) holders of Class A Units who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations, employee benefit plans and financial institutions. In addition, the foregoing discussion may not apply to a holder of Class A Units in light of such holder’s individual circumstances, such as holding Class A Units as a dealer in securities or foreign currency or as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction. We base this discussion on present law, which is subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of this discussion. This discussion does not address the effect of any applicable state, local or foreign tax laws.

THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN U.S. FEDERAL OR OTHER APPLICABLE TAX LAWS.

Backup Withholding.  In general, some unitholders may be subject to backup withholding at a 28% rate on cash payments they receive under the Offer unless certain information is provided to the depositary or an exemption applies. See Section 2 – “Procedure for Tendering Class A Units.”

Section 6  Price Range of the Class A Units; Dividends

The Class A Units are traded on the OTC under the trading symbol “NNUT.” Distributions declared and high and low sales prices of the Class A Units, based on New York Stock Exchange (“NYSE”) daily composite transactions through November 24, 2008 and on the OTC on and after November 25, 2008, are shown in the table below:

		Distribution	High	Low
2009:	3rd Quarter (OTC)	$ 0.000	2.25	2.00
	2nd Quarter (OTC)	$ 0.000	2.50	1.71
	1st Quarter (OTC)	$ 0.000	2.49	1.65

2008:	4th Quarter (OTC)	$ 0.000	2.48	1.55
	4th Quarter	$ 0.000	3.38	1.78
	3rd Quarter	$ 0.000	3.89	3.31
	2nd Quarter	$ 0.000	4.37	3.20
	1st Quarter	$ 0.000	3.90	3.16

2007:	4th Quarter	$ 0.030	4.88	3.47

The bid quotations on the over-the-counter market reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The information for 2008 and 2007 is based on ML Macadamia Orchard’s Annual Report on Form 10-K for the year ended December 31, 2008. The information for 2009 is based on publicly available financial sources.

On October 1, 2009, the most recent practicable date before printing this document, the last reported sales price of the Class A Units on the OTC was $2.05. We urge you to obtain a current market price for the Class A Units before deciding whether to tender your Class A Units.

Section 7	Effect of the Offer on the Market for the Class A Units

If we purchase the maximum number of Class A Units in the Offer, following consummation of the Offer we will own approximately 45% of the outstanding Class A Units. Although our purchase of Class A Units under the Offer may reduce the total number of unitholders, we do not believe our purchase will have a material adverse effect on the liquidity or value of the Class A Units, due to the large number of unitholders and the already low trading volume of the Class A Units, especially following the delisting by the NYSE of the Partnership’s Class A Units in November, 2008.

Section 8	Information Concerning ML Macadamia Orchards, LP

General.  ML Macadamia is a Delaware publicly traded limited partnership. Its executive offices are located at 26-238 Hawaii Belt Road, Hilo, Hawaii 96720, and its telephone number at that address is (808) 969-8057.

Available Information.  ML Macadamia is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. ML Macadamia must disclose in its annual reports distributed to the Partnership’s unitholders and filed with the SEC information as of particular dates concerning its general partner and the directors and officers of the general partner, their remuneration, options and other matters, the principal holders of its securities and any material interest of those persons in transactions with ML Macadamia. That information is available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. You can obtain copies of that information by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with it. You can find those reports, proxy statements and other information on the SEC’s web site, http://www.sec.gov.

Except as otherwise stated herein, the information concerning ML Macadamia contained herein has been taken from or based on publicly available documents on file with the SEC and other publicly available information. Although we do not have any knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of that information or for any failure by ML Macadamia Orchard to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

Section 9	Information Concerning the Purchaser and its Affiliates

General.  Crescent was formed for the purpose of acquiring the Class A Units in this Offer. Crescent is a privately held Colorado limited liability company and to date has engaged in no activities other than those incident to its formation and the Offer. Parent is a Wyoming limited liability company and the sole member of Crescent. Parent’s principal business is buying, selling and holding selected equity securities. Mr. Farhad Fred Ebrahimi is the sole member and manager of Parent. Mr. Ebrahimi’s principal occupation consists of managing his investments. Mary Wilkie Ebrahimi is the wife of Mr. Ebrahimi and may be deemed to share beneficial ownership of the Class A Units owned by Crescent, Parent or Mr. Ebrahimi. Mrs. Ebrahimi does not engage in any business or occupation.

Mr. and Mrs. Ebrahimi are United States citizens.

The business address of Crescent, Parent and Mr. Ebrahimi is 283 Columbine Street, Suite 177, Denver, Colorado 80206. Our business telephone number is (303) 894-3227.

The board of directors of the general partner of ML Macadamia Orchard has elected Brad Nelson as a director of the general partner effective as of October 1, 2009. Mr. Nelson has been Chief Financial Officer of Seemorgh Investments, Inc., a company owned by Mr. Ebrahimi, since January 2007 and officer and director of a group of companies in the U.S., Europe and Asia owned by the Ebrahimi Family since 2002. There is no agreement between any of us and the Partnership or the general partner relating to the election of Mr. Nelson to the board; nor does Mr. Nelson have any other relationship with the Partnership, its agents, partners, or any of its executive officers, directors, or affiliates. Mr. Nelson owns 5,168 Class A Units. Due to his relationship with us, Mr. Nelson will not participate in any decision or recommendation made by the board of directors of the general partner of ML Macadamia regarding the Offer.

During the past five years, neither Mr. Ebrahimi nor Mrs. Ebrahimi has (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Purchases of Class A Units.  Mr. Ebrahimi beneficially owns or controls with his wife 2,646,088 Class A Units or approximately 35% of the outstanding Class A Units. These Class A Units are owned by Mr. Ebrahimi directly or through Parent and investment and retirement accounts. Mr. Ebrahimi also controls a portion of such Class A Units through a private foundation. Such Class A Units were acquired over a twelve year period starting in September 1997. The purchase prices for such Class A Units ranged from $1.56 to $5.41 per Class A Unit. The average price per Class A Unit paid by us for Class A Units currently owned was approximately $3.25. Our purchases of Class A Units during the last two years are summarized below.

		# of Class A Units Purchased	Price Range	Average Purchase Price
2009:	3rd Quarter (OTC)	3,500	$2.08-$2.05	$2.06
	2nd Quarter (OTC)	75,644	$1.90-$1.75	$1.78
	1st Quarter (OTC)	108,408	$2.09-$1.86	$2.03

2008:	4th Quarter (OTC)	39,658	$2.02-$1.56	$1.95
	4th Quarter (to Nov. 24)	537,100	$3.31-$2.00	$2.98
	3rd Quarter	802,700	$3.70-$3.31	$3.49
	2nd Quarter	188,300	$3.88-$3.27	$3.65
	1st Quarter	121,900	$3.46-$3.16	$3.22

2007:	4th Quarter	35,500	$3.94-$3.70	$3.77

We have not engaged in any transactions with respect to the Class A Units during the past 60 days. All of our acquisitions were effected in the open market.

Except as described, during the two years prior to the date of this Offer to Purchase, none of Crescent, Parent, Mr. Ebrahimi, Mrs. Ebrahimi, Mr. Nelson or any executive officer, director, affiliate or subsidiary of us (i) owns or has a right to acquire any Class A Units or other securities of the Partnership, (ii) has affected any transaction in the Class a Units or any other securities of the Partnership during the past 60 days, (iii) has any agreement, arrangement or understanding, whether or not legally enforceable, with any person with respect to the securities of the Partnership, (iv) has engaged in any transaction with the Partnership, its general partner, or any of its executive officers or directors or affiliates that would require reporting under the rules or regulations of the SEC, (v) has entered into any negotiations, transactions or material contracts concerning a merger, consolidation, tender offer or other acquisition of Partnership’s securities, an election of directors of the general partner of the Partnership or a sale or other transfer of a material amount of assets of the Partnership.

Section 10	Source and Amount of Funds

If we purchase 750,000 Class A Units pursuant to the Offer at $2.20 per Class A Unit, our aggregate cost will be $1.65 million, not including fees and expenses which are estimated to be approximately $85,000. See Introduction and Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.” The Offer is not conditioned on any financing arrangements.

Crescent will fund its purchase of the 750,000 Class A Units sought in the Offer from cash on hand. See the Balance Sheet of Crescent included herewith.

We do not believe the financial statements of Mr. Ebrahimi and Parent are material because (1) the consideration offered for the Class A Units consists solely of cash; (2) the Offer is not subject to any financing conditions; and (3) Crescent has sufficient cash available to purchase all the Class A Units which we are seeking.

Section 11	Background and Purpose of the Offer; Plans for ML Macadamia

Background.  In September, 1997, we commenced purchasing Class A Units in the open market. We have been investing in ML Macadamia because we believe that the Partnership is an attractive investment. We currently own or control an aggregate of 2,646,088 Class A Units, which we acquired in the open market through August, 2009.

Purpose.  We are acquiring the Class A Units because we believe the Partnership is an attractive investment and we currently intend to hold such securities for investment purposes. We have been unable to purchase as many Class A Units in the market as we would like due to the relatively low trading volume, especially following the delisting by the NYSE of the Partnership’s Class A Units in November, 2008. The Offer will provide liquidity to those unitholders desiring to sell, while allowing us to increase our ownership interest in the Partnership. Moreover, ML Macadamia has over 5,000 registered holders of its Class A Units, many of whom own less than 100 units. The expenses of ML Macadamia include the preparation of K-1s for its unitholders for federal income tax purposes. Reducing the number of holders of Class A Units will reduce the operating costs for ML Macadamia. As a 35% unitholder (45% following the Offer assuming 750,000 Class A Units are purchased), a proportionate amount of such cost savings will inure to our benefit. We may retain consultants to assist us in monitoring and evaluating our investment. Depending on our continuing evaluation of the business and prospects for ML Macadamia and other factors, including business and market conditions, we may, from time to time, subsequent to the expiration of the Offer, acquire additional Class A Units or dispose of some or all of our Class A Units or may continue to hold the Class A Units. We do not have any current plans, proposals or negotiations that relate to or would result in: (1) any extraordinary transaction, such as a merger, reorganization or liquidation involving ML Macadamia or any of its subsidiaries; (2) any purchase, sale or transfer of a material amount of assets of ML Macadamia or any of its subsidiaries; (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of ML Macadamia; (4) any change in the present board of directors of the general partner or management (except the election of Mr. Nelson to the board of directors of the Partnership’s general partner as described in Section 9 – “Information Concerning the Purchaser and Affiliates”) of ML Macadamia Orchard including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; (5) any other material change in the Partnership’s organizational structure or business; (6) any class of equity securities of ML Macadamia to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association; (7) any class of equity securities of ML Macadamia becoming eligible for termination or registration under Section 12(g)(4) of the Exchange Act; (8) the suspension of the ML Macadamia’s obligation to file reports under Section 15(d) of the Exchange Act; (9) the acquisition by any person of additional securities of ML Macadamia or the disposition of securities of ML Macadamia; or (10) any changes in ML Macadamia’s Amended and Restated Partnership Agreement or other governing instruments or other actions that could impede the acquisition of control of ML Macadamia.

Section 12	Conditions to the Offer

Notwithstanding any other term of the Offer, we shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (which relates to our obligation to pay for or return tendered Class A Units promptly after the termination or withdrawal of the Offer), to pay for, and may postpone the acceptance for payment of and payment for, Class A Units tendered, and we may amend the Offer or terminate the Offer and not accept for payment any tendered Class A Units if at any time prior to the expiration of the Offer any of the following events shall occur:

(a) there shall have occurred (i) any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in which we hold accounts or banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, would adversely affect, the extension of credit by banks or other financial institutions, (iii) a 10% or greater change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor, (iv) the commencement or escalation of a war, armed hostilities or other similar national or international calamity, including but not limited to, an act of terrorism, directly or indirectly involving the United States, (v) a 10% or greater decrease in the market price for the Class A Units or in the market price for the Class A Units or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on September 30, 2009, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

(b) any change (or condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, unitholders’ equity, financial condition, operations, licenses, results of operations or prospects of ML Macadamia or any of its subsidiaries or affiliates that, in our reasonable judgment, has a materially adverse effect on ML Macadamia or us or any of our or ML Macadamia’s subsidiaries or affiliates, or we shall have become aware of any fact that, in our reasonable judgment, will have a material adverse effect on the value of the Class A Units;

(c) legislation amending the Code has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would materially adversely affect us or any of our affiliates;

(d) there shall be threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which (i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the acquisition by us of the Class A Units, or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages as a result of, or directly or indirectly relating to, the transactions contemplated by the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the Class A Units pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Class A Units, (iii) seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the Class A Units, including, but not limited to, the right to vote the Class A Units purchased by us on all matters properly presented to the Partnership’s unitholders, (iv) might result, in our reasonable judgment, in a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by the Offer or the value of the Class A Units to us, (v) otherwise could materially adversely affect the business, properties, assets, liabilities, capitalization, unitholders’ equity, financial condition, operations, licenses, results of operations or prospects of ML Macadamia or any of its subsidiaries or affiliates, or (vi) otherwise directly or indirectly relates to the Offer or which otherwise, in our reasonable judgment, might adversely affect us, ML Macadamia or any of our or ML Macadamia’s subsidiaries or affiliates or the value of the Class A Units;

(e) any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or ML Macadamia or any of our or ML Macadamia’s subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment, (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Class A Units thereunder, (ii) would prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us thereof, including the exercise of voting or other unitholder rights with respect to the Class A Units purchased pursuant to the Offer or the receipt of any distributions or other benefits of ownership of the purchased Class A Units to which owners of Class A Units are entitled generally, or (iii) otherwise would reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, unitholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or ML Macadamia or any of our or ML Macadamia’s subsidiaries or affiliates;

(f) any tender or exchange offer for any Class A Units of ML Macadamia shall have been made or publicly proposed to be made by another person, or shall have been publicly disclosed or we shall have learned that (i) any person, entity or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, more than five percent of any class or series of partnership units of ML Macadamia (including the Class A Units), or shall have been granted any option or right, conditional or otherwise, to acquire more than five percent of any class or series of partnership units of ML Macadamia (including the Class A Units) other than acquisitions for bona fide arbitrage purposes and other than acquisitions by any person, entity or group which has publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto on file with the SEC on or prior to September 30, 2009), (ii) any such person, entity or group which has publicly disclosed such ownership prior to such date shall have acquired or proposed to acquire more than one percent of any class or series of partnership units of ML Macadamia (including the Class A Units) or shall have been granted any option or right to acquire more than one percent of any class or series of partnership units of ML Macadamia (including the Class A Units), (iii) any new group shall have been formed which beneficially owns more than five percent of any class or series of partnership units of ML Macadamia (including the Class A Units), (iv) any such person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for any Class A Units or other business combination with or involving ML Macadamia or (v) any person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire ML Macadamia or assets or securities of ML Macadamia;

(g) any approval, permit, authorization, favorable review or consent of any governmental, administrative or regulatory entity, agency or authority with jurisdiction over the Offer, Crescent or ML Macadamia shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

(h) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or terminated prior to the expiration of the Offer;

which, in our reasonable judgment, in any such case, and regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

All the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition (including any action or inaction by ML Macadamia) or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described in this Section 12 will be final and binding upon all parties.

Section 13	Legal Matters

Except as described in this Section 13, based on a review of publicly available filings ML Macadamia has made with the SEC and other publicly available information concerning ML Macadamia, we are not aware of any license or regulatory permit that appears to be material to the business of ML Macadamia that might be adversely affected by our acquisition of Class A Units as contemplated by the Offer or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Class A Units by us as contemplated by the Offer. Should any approval or other action be required or desirable, we currently contemplate that we will seek or request ML Macadamia to seek that approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions. Should any such approval or other action not be obtained or be obtainable only subject to substantial conditions, we could decline to accept for payment or pay for any Class A Units tendered. Unitholders tendering in the Offer will not waive any rights that they may have under the federal securities laws. See Section 12 – “Conditions to the Offer.”

Antitrust Compliance.  We believe that the consummation of the Offer will not violate any antitrust laws; however, there can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action results in an injunction or order, we may not be obligated to consummate the Offer. See Section 2 – “Conditions of the Offer.”

State Takeover Laws.  We are not aware of any fair price, moratorium, control share acquisition or other form of anti-takeover statute, rule or regulation of any state or jurisdiction that applies or purports to apply to the Offer. We have not attempted to comply with any state takeover statute or regulation in connection with the offer. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found to be applicable to the Offer, we might be unable to accept for payment or pay for Class A Units tendered pursuant to the Offer, or we might be delayed in continuing or consummating the offer. In such case, we may not be obligated to accept for payment or pay for any Class A Units.

Section 14	Fees and Expenses

We have retained Georgeson, Inc. to serve as the Information Agent and American Stock Transfer and Trust Company, LLC, to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary will each receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against various liabilities and expenses in connection therewith, including various liabilities and expenses under the federal securities laws. The Information Agent may contact ML Macadamia unitholders by mail, facsimile or personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee unitholders to forward materials relating to the Offer to beneficial owners of the Class A Units.

We will not pay any fees or commissions to any broker or dealer or other person, other than the Information Agent and the Depositary, in connection with the solicitation of tenders of Class A Units under the Offer. We will reimburse brokers, dealers, commercial banks, trust companies and other nominees on their request for customary mailing and handling expenses they incur in forwarding material to their customers.

Section 15	Dividends and Distributions

ML Macadamia has not declared or paid any cash dividend or other distribution on the Class A Units since 2007 and according to its filings with the SEC, ML Macadamia’s loan agreement precludes cash distributions. Therefore, we do not anticipate any need to adjust the offer price for a cash distribution. If after October 7, 2009 (the date of commencement of the Offer), ML Macadamia should declare or pay a cash or other distribution on the Class A Units or issue with respect to the Class A Units, any additional Class A Units, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to unitholders of record on a date prior to the transfer of the Class A Units purchased pursuant to the Offer to us, then, subject to the provisions of Section 12 – “Conditions to the Offer,” (i) the Offer price will be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering unitholders will (a) be received and held by the tendering unitholders for our account and will be required to be promptly remitted and transferred by each tendering unitholder to the Depositary for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. If the Offer price is reduced pursuant to the preceding sentence, and if, at the time that notice of any such reduction in the Offer price is first published, sent or given to holders of Class A Units, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer price for the Class A Units or deduct therefrom the amount or value thereof, as we determine in our sole discretion.

Section 16	Miscellaneous

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Class A Units in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the tender of Class A Units in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any state law prohibiting the making of the Offer or the acceptance of Class A Units pursuant thereto in such state, we will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Class A Units in such jurisdiction.

No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the Letter of Transmittal and, if given or made, that information or representation must not be relied on as having been authorized.

We have filed with the SEC a Schedule TO under Exchange Act Rule 14d-3, together with exhibits, furnishing additional information with respect to the Offer, and may file amendments thereto. That schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 – “Information Concerning ML Macadamia.”

October 7, 2009	CRESCENT RIVER AGRICULTURE LLC

BALANCE SHEET

CRESCENT RIVER AGRICULTURE LLC

AS OF AUGUST 31, 2009

(DATE OF INITIAL FUNDING)

Page

Independent auditors’ report	F-1

Balance sheet, date of initial funding	F-3

Notes to balance sheet	F-4

INDEPENDENT AUDITORS’ REPORT

To the Member of

Crescent River Agriculture LLC

We have audited the accompanying balance sheet of Crescent River Agriculture LLC (the “Company”) as of August 31, 2009 (date of initial funding). This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Crescent River Agriculture LLC as of August 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ GHP Horwath, P.C.

October 6, 2009

Denver, Colorado

CRESCENT RIVER AGRICULTURE LLC

BALANCE SHEET

AUGUST 31, 2009

(DATE OF INITIAL FUNDING)

ASSETS

Current assets:
Cash	$10,000,000

Total assets	$10,000,000

MEMBER’S EQUITY

Member’s equity:
Contributed capital	$10,000,000

Total member’s equity	$10,000,000

See accompanying Notes to Balance Sheet

CRESCENT RIVER AGRICULTURE LLC

NOTES TO BALANCE SHEET

AUGUST 31, 2009

(DATE OF INITIAL FUNDING)

1.	Description of the business:

Crescent River Agriculture LLC (the “Company”) was formed on August 30, 2009 as a Colorado limited liability company. The Company was formed to execute a tender offer for the purchase of units of a publicly traded limited partnership. Under the tender offer, the Company will purchase up to 750,000 Class A Units at a purchase price of $2.20 per Class A Unit. The publicly traded partnership has 7,500,000 units currently outstanding. The Company’s sole member and its affiliates presently own or control approximately 35% of the outstanding Class A Units. If the unitholders tender more than 750,000 Class A Units, the Company presently intends to purchase up to an additional 150,000 Class A Units, which is the amount the Company may purchase without extending the tender offer. The tender offer is to expire on November 12, 2009. Subsequent to the completion of the tender offer, the Company will act as a holding company for its investment in the limited partnership.

On August 31, 2009, the sole member of the Company contributed $10,000,000 as initial funding. Through October 6, 2009, the Company has not entered into any other transactions.

2.	Summary of significant accounting policies:

Basis	of accounting:

The Company prepares its financial statements in accordance with generally accepted accounting principles (“GAAP”) (United States).

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of credit risks:

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash. The Company maintains its cash with a highly rated financial institution.

Fair value of financial instruments:

At August 31, 2009, the Company’s only asset is cash.

The Company applies fair value measurements to value certain assets and liabilities. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

CRESCENT RIVER AGRICULTURE LLC

NOTES TO BALANCE SHEET

AUGUST 31, 2009

(DATE OF INITIAL FUNDING)

2.	Summary of significant accounting policies (continued):

Fair value of financial instruments (continued):

To increase consistency and comparability in fair value measurements, US GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 – quoted prices (unadjusted) in active markets for identical asset or liabilities;

Level 2 – observable inputs other than Level I, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 – assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

There were no financial assets or liabilities measured at fair value, with the exception of cash, as of August 31, 2009.

Income taxes:

The Company is a limited liability company. As such, the Company is not subject to income tax, such taxes are the responsibility of its member.

Recent accounting pronouncements:

Management has evaluated recent accounting pronouncements and believes that none are applicable as the Company will only hold cash and a non-controlling investment in a limited partnership.

3.	Subsequent events:

The Company evaluated events through October 6, 2009 for consideration as a subsequent event to be included in its August 31, 2009 balance sheet, issued October 6, 2009.

The Letter of Transmittal, certificates for Class A Units and any other required documents should be sent or delivered by each unitholder of the Partnership or by the unitholders’ broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by mail: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Delivery will be deemed made only when actually received by the Partnership. If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery. Unitholders have the responsibility to cause the Letter of Transmittal and any other documents required by this Letter of Transmittal to be delivered in accordance with the Offer.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street – 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

Call Toll Free: (877) 901-6134